Exhibit 23.02
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Post-Effective Amendment No. 4 to Registration Statement No. 333-213335 on Form S-3 of our report dated February 26, 2018, relating to the consolidated financial statements and financial statement schedule of Entergy Arkansas, Inc. and Subsidiaries, appearing in the Annual Report on Form 10-K of Entergy Arkansas, Inc. and Subsidiaries for the year ended December 31, 2017, and to the reference to us under the heading "Experts" in the Prospectus of Entergy Arkansas, LLC, as successor to Entergy Arkansas, Inc., which is part of such Registration Statement.
/s/ DELOITTE & TOUCHE LLP
New Orleans, Louisiana
December 6, 2018